Exhibit (d)(43)
FORM OF CONSULTING GROUP CAPITAL MARKET FUNDS
INTERIM INVESTMENT ADVISORY AGREEMENT
     INVESTMENT ADVISORY AGREEMENT, effective as of the 1st day of June, 2009, between the Citigroup Investment Advisory Services, LLC (“Manager”), a limited liability company organized and existing under the laws of the State of Delaware, and Marsico Capital Management, LLC (“Adviser”), a limited liability company organized and existing under the laws of the State of Delaware.
     WHEREAS, the Manager has entered into an interim Management Agreement dated as of the first day of June, 2009 (the “Interim Management Agreement”) with Consulting Group Capital Market Funds, a Massachusetts business trust (the “Trust”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended, (“1940 Act”);
     WHEREAS, the Trust is and will continue to be a series fund having two or more investment portfolios, each with its own assets, investment objectives, policies and restrictions (each a “Portfolio”);
     WHEREAS, the Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, (“Advisers Act”); and
     WHEREAS, the Manager desires to retain the Adviser to assist it in the provision of a continuous investment program for that portion of the assets of the Portfolio listed on Appendix A which the Manager may from time to time assign to the Adviser (the “Allocated Assets”) and the Adviser is willing to furnish such services;
     NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:
     1. APPOINTMENT. Manager hereby retains the Adviser to act as investment sub-adviser for and to manage the Allocated Assets for the period and on the terms set forth in this Agreement. The Adviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.
     2. DUTIES OF THE ADVISER.
          A. INVESTMENT ADVISORY SERVICES. Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Manager, the Adviser shall manage the investments of the Allocated Assets in accordance with the Portfolio’s investment objective, policies, and restrictions as provided in the Trust’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Prospectus”) and provided to the Adviser, and in compliance with the requirements applicable to U.S.-registered investment companies under applicable laws and asset diversification requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”), measured as if the Allocated Assets were a separate series of the Trust or a separate regulated investment company under the Code, and such other limitations as the Manager and the Adviser may reasonably agree upon. The Adviser shall, in its sole discretion, (a) make investment decisions for the Allocated Assets (excluding uninvested cash); (b) place purchase and sale orders for portfolio transactions for the Allocated Assets; and (c) employ professional portfolio managers and securities analysts to provide research services to the Allocated Assets. In providing these services, the Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Allocated Assets. The Adviser will at no time have custody or physical control of the cash and assets of the Portfolio and the custodian designated by the Manager to hold the Portfolio’s assets will automatically invest any uninvested cash assets of the Allocated Assets on a daily basis.
          B. ADVISER UNDERTAKINGS. In all matters relating to the performance of this Agreement, the Adviser shall act in conformity with the Trust’s Master Agreement dated April 12, 1991, as amended from time to time (the “Trust Agreement”) and as provided to the Adviser, and Prospectus and with the written instructions and directions of the Board and the Manager, upon agreement by the Adviser. The Adviser hereby agrees to:
(i)	regularly report to the Board and the Manager (in such form and frequency as the Manager and Adviser mutually agree) with respect to the implementation of the investment program, compliance of the Allocated Assets with the Prospectus, the 1940 Act and the asset diversification requirements of the Code, (measured as if the Allocated Assets were a separate series of the Trust or a separate regulated investment company under the Code), and on other topics as may reasonably be requested by the Board or the Manager, including attendance at Board meetings, as reasonably requested, to present such reports to the Board;

(ii)	periodically consult with the Manager on a limited, “as needed” basis regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may require fair valuation;

(iii)	provide, subject to any obligations or undertakings reasonably necessary to maintain the confidentiality of the Adviser’s (or its clients’) non-public information, certain information and records (including relevant Lipper and/or GIPS reports) about the relevant composite of accounts and the portfolios the Adviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Adviser in managing the Allocated Assets which may be reasonably necessary, under applicable laws, to allow the Trust or its agent to present historical performance information concerning the Adviser’s similarly managed accounts and portfolios, for inclusion in internal reports and materials prepared by the Trust or its agent, in accordance with regulatory requirements or as requested by applicable federal or state regulatory authorities; and

(iv)	review schedules of the Allocated Assets (including holdings/securities positions and market value of portfolio securities) periodically provided to the Adviser by the Manager and confirm within a reasonable time to the Manager the concurrence of the Adviser’s records with such schedules.
          C. EXPENSES. The Adviser will bear all of its expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Portfolio will be borne by the Trust, except to the extent specifically assumed by the Adviser. The expenses to be borne by the Trust include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, Trustees’ fees, Securities and Exchange Commission (“SEC”) fees and state (Blue Sky) qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents’ fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, costs of shareholders’ reports and meetings, and any extraordinary expenses.
          D. BROKERAGE. The Adviser will select brokers, dealers, or other execution venues to effect all orders for the purchase and sale of Allocated Assets. In selecting brokers, dealers, or other execution venues to execute transactions on behalf of the Allocated Assets of the Portfolio, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser will consider factors it deems relevant, including, without limitation, the breadth of the market in the security or commodity interest, the price of the security or commodity interest, the financial condition and execution capability of the broker or dealer, the ability of the broker or dealer to position a block of securities and/or commit broker capital, the ability to locate liquidity and the reasonableness of the commission/spread, if any, for the specific transaction and on a continuing basis for all of the Adviser’s clients. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Adviser is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) provided to the Portfolio and/or other accounts over which the Adviser exercises investment discretion. Accordingly, in compliance with Section 28(e) of the Exchange Act, the Adviser, in its discretion, may cause the Portfolio to pay a commission for effecting a transaction for the Portfolio in excess of the amount another broker or dealer would have charged for effecting that transaction. This may be done where the Adviser has determined in good faith that the commission is reasonable in relation to the value of all brokerage and/or research services provided by the broker to the Adviser, notwithstanding that the Portfolio may not be the exclusive beneficiary of such brokerage and/or research services. Except as permitted by Rule 17a-10 under the 1940 Act, Adviser will not engage in principal transactions with respect to the Allocated Assets with any broker-dealer affiliated with the Manager or with any other adviser to the Portfolio, and will engage in agency transactions with respect to the Allocated Assets with such affiliated broker-dealers only in accordance with all applicable rules and regulations. Adviser will provide a list of its affiliated broker-dealers to Manager, as such may be amended from time to time. Manager will provide to Adviser a list of its affiliated broker-dealers, as updated from time to time.

          E. AGGREGATION OF ORDERS. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Allocated Assets as well as other clients of the Adviser, the Adviser may to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients. The Manager recognizes that, in some cases, the Adviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Allocated Assets.
          F. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Allocated Assets of the Portfolio are the property of the Trust and further agrees to surrender to the Trust within a reasonable time copies of any of such records upon the Portfolio’s or the Manager’s request, provided, however, that Adviser may retain copies of any such records. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its sub-advisory activities hereunder required to be maintained by the Trust under Rule 31a-1 under the 1940 Act and to preserve the records relating to its sub-advisory activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, Adviser has no responsibility for the maintenance of the records of the Portfolio, except for those related to the Allocated Assets.
          G. ADVISER COMPLIANCE RESPONSIBILITIES. The Adviser and the Manager acknowledge that the Adviser is not the compliance agent for the Portfolio, and does not have access to all of the Trust’s books and records necessary to perform certain compliance testing. However, to the extent that the Adviser has agreed to perform the services specified in this Agreement, the Adviser shall perform limited compliance testing with respect to the Adviser’s management of the Allocated Assets in accordance with relevant guidelines and/or restrictions in the Prospectus based upon information in its possession and upon information and reasonable written instructions received from the Manager or the Trust’s Administrator and agreed to by the Adviser. The Adviser shall not be responsible for the Portfolio being in violation of any applicable law or regulation or investment policy or restriction applicable to the Portfolio as a whole or for the Portfolio’s failure to qualify as a regulated investment company under the Code if the securities and other holdings of the Allocated Assets, measured as if the Allocated Assets were a separate series of the Trust or a separate regulated investment company under the Code, would not be in such violation or fail to so qualify, as determined by the asset diversification test conducted by the Adviser. The Manager or Trust’s Administrator shall promptly provide the Adviser with copies of the Trust Agreement, the Trust’s By-Laws, the Prospectus and any written policies or procedures adopted by the Board applicable to the Allocated Assets and any amendments or revisions thereto. Adviser shall supply such reports or other documentation as reasonably requested from time to time by the Manager and agreed to by the Adviser to evidence Adviser’s compliance with such Prospectus, policies or procedures.
          H. PROXY VOTING AND LEGAL ACTION NOTICE. The Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Portfolio’s shareholders to vote, abstain from voting, or otherwise process proxies solicited by or with respect to the issuers of securities in the Allocated Assets and received in good order, all in accordance with the Adviser’s proxy voting policy and procedures. The Manager shall cause to be forwarded to Adviser all proxy solicitation materials that Manager receives. Adviser agrees that it has adopted written proxy voting procedures that are reasonably intended to comply with the requirements of the Advisers Act. The Adviser further agrees that it will provide the Board as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format that shall assist the Trust in its compliance with the 1940 Act. Upon reasonable request, Adviser shall provide the Manager with all proxy voting records relating to the Allocated Assets, including but not limited to those required in order for the Manager to complete Form N-PX.
     The Adviser shall not have any responsibility for giving notice of, filing, collecting, or otherwise taking any action on any claims that the Manager, the Portfolio or the Trust may be entitled to assert in securities class action lawsuits or other legal actions relating to any securities held in the Portfolio. Until this Agreement is terminated, upon the Manager’s request, the Adviser will use its best efforts to forward to the Manager or the custodian of the Portfolio material information that the Adviser receives regarding legal actions concerning securities held in the Allocated Assets.
          I. USE OF NAMES. The Adviser shall not use the name, logo, insignia, or other identifying mark of the Trust or the Manager or any of their affiliates or any derivative or logo or trade or service mark thereof in material relating to the Adviser in any manner not approved prior thereto by the Manager; provided, however, that the Manager approves all uses of its or the Trust’s name and that of their affiliates which merely refer in accurate terms to the appointment of the Adviser hereunder or which are required by the SEC or a state securities commission or other regulatory authority. In no event shall such approval by the Manager be unreasonably withheld. The Manager shall not use the name, logo, insignia, or other identifying mark of the Adviser or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser shall approve all uses of its name which merely refer in accurate terms to the appointment of the Adviser hereunder or which are required by the SEC or a state securities commission or other regulatory authority; and provided, further that in no event shall such approval be unreasonably withheld.
          J. OTHER ADVISERS. With respect to the Portfolio, (i) the Adviser will not knowingly consult with any other adviser to that Portfolio (including, in the case of an offering of securities subject to Section 10(f) of the 1940 Act, any adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for the Allocated Assets in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities-related businesses, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act; and (ii) the Adviser will provide advice and otherwise perform services hereunder exclusively with respect to the Allocated Assets of that Portfolio.
          K. PORTFOLIO HOLDINGS. The Adviser will not disclose, in any manner whatsoever, any list of securities held by the Portfolio, except in accordance with the Portfolio’s portfolio holdings disclosure policy, as provided to the Adviser, to the extent the Portfolio’s policy does not conflict with the Adviser’s related insider trading policy and procedures, which shall govern in the case of a conflict.
     3. COMPENSATION OF ADVISER. All compensation due to the Manager for the services it provides to the Trust under the Interim Management Agreement will be credited to an interest-bearing escrow account held at Brown Brothers Harriman and Co. (the “Escrow Agent”) subject to the terms and conditions of an escrow agreement among the Manager, the Trust, and the Escrow Agent. Pursuant to the terms of the escrow agreement, notwithstanding the Escrow Agent’s temporary withholding of certain fees payable to the Manager, the Escrow Agent will pay the Adviser, with respect to each Portfolio on Appendix A attached hereto, the compensation specified in Appendix A. Such fees will be computed daily and paid monthly, calculated at an annual rate based on the Allocated Assets’ average daily net assets as determined by the Trust’s accounting agent. Compensation for any partial period shall be pro-rated based on the length of the period.
     4. STANDARD OF CARE. The Adviser shall exercise its best judgment in rendering its services described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from Adviser’s willful misfeasance, bad faith or gross negligence on its part in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement. Neither the Adviser nor any of its officers, directors or employees make any representations or warranties, express or implied, that any level of performance or investment results will be achieved by the Allocated Assets or that the Allocated Assets will perform comparably with any standard or index, including other clients of the Adviser, whether public or private.
     5. INDEMNIFICATION.
          A. The Manager agrees to indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) (“Losses”), howsoever arising, from or in connection with this Agreement or the performance by the Adviser of its duties hereunder; provided however that the Manager will not indemnify the Adviser for Losses resulting from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Adviser’s reckless disregard of its obligations and duties under this Agreement.
          B. The Adviser agrees to indemnify and hold harmless the Manager from and against any and all Losses resulting from the Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Adviser’s obligations and duties under this Agreement; provided however that the Adviser will not indemnify the Manager for Losses resulting from the Manager’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Manager’s reckless disregard of its obligations and duties under this Agreement.
     6. NON-EXCLUSIVITY. The services of the Adviser to the Manager with respect to the Allocated Assets are not to be deemed to be exclusive, and the Adviser and its affiliates shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies. Manager acknowledges that Adviser or its affiliates may give advice and take actions in the performance of its duties to clients which differ from the advice, or the timing and nature of actions taken, with respect to other clients’ accounts (including the Allocated Assets) or employee accounts which may invest in some of the same securities recommended to advisory clients. In addition, advice provided by the Adviser may differ from advice given by its affiliates.
     7. MAINTENANCE OF INSURANCE. During the term of this Agreement, Adviser will maintain comprehensive general liability coverage and will carry a fidelity bond covering it and each of its employees and authorized agents with limits of not less than those considered commercially reasonable and appropriate under current industry practices. Upon request, the Adviser will provide evidence of any general liability coverage, as well as any fidelity bond that it then carries, for a period of up to one year following the termination of this Agreement. Adviser shall promptly notify Manager of any involuntary termination or material reduction of said coverage.
     8. CONFIDENTIALITY. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party and will not use or disclose such information for any purpose other than the performance of or as appropriate to discharge its responsibilities and duties hereunder (including for operational, compliance or risk management purposes), unless the non-disclosing party has authorized such disclosure or if such disclosure is expressly required by applicable federal or state regulatory authorities. Nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.
     9. TERM OF AGREEMENT. This Agreement shall become effective as of the date first written above and shall continue in effect until termination of the Interim Management Agreement. This Agreement is terminable, without penalty, at any time, by the Manager, by the Board, or by vote of holders of a majority (as defined in the 1940 Act) of the Portfolio’s shares; or on 60 days’ written notice by the Adviser, and will terminate five business days after the Adviser receives written notice of the termination of the Interim Management Agreement between the Trust and the Manager. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).
     10. REPRESENTATIONS OF ADVISER. The Adviser represents, warrants, and agrees as follows:
          A. The Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has materially met, to the best of its knowledge, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Manager of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Adviser will provide the information about itself to be set forth in the Prospectus and will review the description of its operations, duties and responsibilities as set forth therein (as provided by the Manager) and acknowledge that they are true and correct and contain no material misstatement or omission, and it further agrees to inform the Manager as soon as it becomes aware of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Prospectus and is necessary to make the statements therein not materially misleading, or of any material statement respecting or relating to the Adviser contained therein which becomes untrue in any material respect.
          B. The Adviser has adopted a written code of ethics reasonably intended to comply with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Manager and the Trust with a copy of such code of ethics. On at least an annual basis, the Adviser will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Manager that the Adviser and its Access Persons have materially complied with the Adviser’s Code of Ethics with respect to the Allocated Assets and (ii) identifying any material violations which have occurred with respect to the Allocated Assets. Upon the reasonable request of the Manager if and as required by an applicable regulatory authority, as evidenced by specific requests for such documents from such regulatory authority, the Adviser shall permit the Manager, its employees or its agents to examine summaries of the reports required to be made by the Adviser pursuant to Rule 17j-1 and all other records relevant to the Adviser’s code of ethics.
          C. Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act and rules adopted thereunder by the Adviser or its supervised persons. Upon reasonable request and as required by a relevant regulatory authority, Adviser shall provide the Manager with access to the records relating to such policies and procedures as they relate to the Allocated Assets. Adviser will also provide, at the reasonable request of the Manager, periodic certifications, in a form reasonably acceptable to the Manager and the Adviser, attesting to such written policies and procedures.
          D. The Adviser has provided the Manager and the Trust with a copy of its registration under the Advisers Act on Form ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to the Manager. To the best of the Adviser’s knowledge, the statements contained in the Adviser’s registration on Form ADV are true and correct in all material respects and do not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Adviser acknowledges that it is an “investment adviser” to the Portfolio with respect to the Allocated Assets within the meaning of the 1940 Act and the Advisers Act.
          E. The Adviser confirms that to the best of its knowledge, neither it nor any of its “affiliated persons”, as defined in the 1940 Act, are affiliated persons of: (i) the Manager, (ii) any other adviser to the Portfolio or any affiliated person of such adviser; (iii) Citigroup Global Markets Inc, the distributor for the Trust; or (iv) any trustee or officer of the Trust.
     11. PROVISION OF CERTAIN INFORMATION BY ADVISER. The Adviser will promptly notify the Manager (1) in the event the SEC or other governmental authority has censured the Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, as an investment adviser; or has commenced proceedings, the result of which could reasonably be expected to have a material impact on the services provided by the Adviser to the Allocated Assets, or an investigation focused specifically on the services provided under this Agreement, the result of which could reasonably be expected to have a material impact on the services provided by the Adviser to the Allocated Assets or (2) upon having a reasonable basis for believing that the Allocated Assets, measured as if the Allocated Assets were a separate series of the Trust or a separate regulated investment company under the Code, have ceased to qualify as a regulated investment company under Subchapter M of the Code as determined by the diversification test conducted by the Adviser. As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of Adviser’s obligations and responsibilities contained in this Agreement, Adviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38(a) - 1 of the 1940 Act. Such assistance shall include, but not be limited to, (i) certifying periodically, upon the reasonable request of the Trust, that the Adviser has adopted and implemented written policies and procedures which are reasonably designed to prevent violations of the Advisers Act and rules adopted thereunder (including Rule 206(4)-7); (ii) providing reasonable assistance to the Trust in facilitating standard due diligence reviews arranged by the Trust to evaluate the effectiveness of the Trust’s compliance controls; (iii) providing the Trust’s chief compliance officer with reasonable direct access to its compliance personnel; (iv) providing the Trust’s chief compliance officer with periodic reports, as agreed to by the Manager and the Adviser, and (v) promptly providing special reports in the event of material compliance problems relating to the Allocated Assets, as the Adviser determines in its sole discretion. Further, Adviser is aware that: (i) the Chief Executive Officer (Principal Executive Officer) and Treasurer/Chief Financial Officer (Principal Financial Officer) of the Trust (collectively, “Certifying Officers”) are required to certify the Trust’s periodic reports on Form N-CSR pursuant to Rule 30a-2 under the 1940 Act; and (ii) the Certifying Officers must rely upon certain matters of fact generated by Adviser of which they do not have firsthand knowledge. Consequently, Adviser has in place and has observed procedures and controls that are reasonably designed to ensure the adequacy of the limited services provided to the Trust under this Agreement related to the preparation of Form N-CSR and the accuracy of the information prepared by it and which is included in the Form N-CSR, and shall provide certifications to the Trust regarding the accuracy of the information prepared by the Adviser to be relied upon by the Certifying Officers in certifying the Trust’s periodic reports on Form N-CSR, in a form satisfactory to the Trust and the Adviser.
     12. PROVISION OF CERTAIN INFORMATION BY THE MANAGER. The Manager will promptly notify the Adviser (1) in the event that the SEC has censured the Manager or the Trust; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Manager’s registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions and (2) upon having a reasonable basis for believing that the Portfolio has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.
     13. AMENDMENT OF AGREEMENT. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.
     14. LIMITATION OF LIABILITY. The Manager and Adviser agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Board members, shareholders, nominees, officers, employees or agents; whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Portfolio, as provided in the Trust Agreement. The execution and delivery of this Agreement have been duly authorized by the Manager and the Adviser, and signed by an authorized officer of each acting as such.
     15. MISCELLANEOUS.
          A. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.
          B. CHANGE IN CONTROL. The Adviser will notify the Manager of any change of control of the Adviser, as defined in the Advisers Act, prior to or promptly after such change. In addition the Adviser will notify the Manager of any change in the portfolio manager(s) of the Allocated Assets or President or Chief Executive Officer of the Adviser as soon as practicable after such change.
          C. CAPTIONS. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
          D. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof.
          E. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.
          F. NOTICES. Any notice herein required is to be in writing and is deemed to have been given to Adviser or Manager upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or similar means of delivery that provide evidence of receipt.
All notices to Manager shall be sent to:

The Consulting Group
c/o Citigroup Investment Advisory Services LLC
485 Lexington Ave
New York, NY 10017
Fax: (201) 604-2178
Attention: Israel Grafstein
Title: Assistant Secretary
All notices to Adviser shall be sent to:
Marsico Capital Management, LLC
1200 17th Street, Suite 1600
Denver, CO 80202
Attention: Thomas M.J. Kerwin
Title: General Counsel
           G. DELIVERY OF FORM ADV. The Manager acknowledges receipt of the Adviser’s Form ADV more than 48 hours prior to the execution of this Agreement.
If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

CITIGROUP INVESTMENT ADVISORY SERVICES, LLC
By:	/s/ Dominic Maurillo
	Name:	Dominic Maurillo
	Title:	COO-CGCM Funds

Accepted:

MARSICO CAPITAL MANAGEMENT, LLC

By:	/s/ Neil L. Gloude Name: Neil L. Gloude
Title: Executive Vice President

APPENDIX A
FEE SCHEDULE
For the services provided by Adviser to the Allocated Assets, pursuant to the attached Interim Investment Advisory Agreement, the Adviser will be paid a fee by the Escrow Agent, computed daily and payable monthly, based on the average daily net assets of the Allocated Assets at the following annual rates of the average daily net assets of the Allocated Assets as determined by the Trust’s accounting agent:

PORTFOLIO	RATE
International Equity Investments	0.45% on the first $750 million of the assets of the Allocated Assets, and 0.40% on all assets of the Allocated Assets above $750 million